TIME SHARING AGREEMENT

         This agreement, made and entered into this ___ day of ______________, 19___, by and between Manor Care, Inc., a corporation incorporated under the laws of the State of Delaware, with principal offices at 10750 Columbia Pike, Silver Spring, MD 20901, (together with its successors and permitted assigns, "LESSOR"), and Choice Hotels Holdings, Inc., a corporation incorporated under the laws of the State of Delaware (to be renamed Choice Hotels International, Inc.), 10750 Columbia Pike, Silver Spring, Maryland 20910, (together with its successors and permitted assigns, "LESSEE").

                               W I T N E S S E T H

          WHEREAS, LESSOR leases two civil AIRCRAFT bearing the United States Registration Number N697MC, a Cessna Citation III, and United States Registration N6885P, a Cessna Conquest I (hereinafter collectively referred to as "AIRCRAFT"); and

          WHEREAS, LESSOR employs a fully qualified flight crew to operate the AIRCRAFT; and

          WHEREAS, LESSOR and LESSEE desire to lease said AIRCRAFT and flight crew on a TIME SHARING basis as defined in Section 91.501(c)(1) of the Federal Aviation Regulations (FAR); and

          WHEREAS, LESSOR is a member of the National Business Aircraft Association and is authorized to operate the AIRCRAFT under the provisions of Exemption 1637, as amended.

          NOW THEREFORE, LESSOR AND LESSEE, declaring their intention to enter into and be bound by this TIME SHARING AGREEMENT, and for the good and valuable consideration set forth below, hereby covenant and agree as follows:

          1. LESSOR agrees to lease the AIRCRAFT to LESSEE from time to time as LESSEE shall require, pursuant to the provisions of FAR 91.501 9 (c)(1) and to provide a fully qualified flight crew for all operations, subject to the LESSOR maintaining its ownership of AIRCRAFT. The term of this Agreement shall commence on the date of execution hereof and shall terminate thirty (30) months thereafter.

          2. For each flight conducted under this Agreement LESSEE shall pay LESSOR the actual expenses for each such flight as authorized by FAR Part 91.501
(d). These expenses are the following:

          (a)  Fuel, oil, lubricants, and other additives.

          (b) Travel expenses of the crew, including food, lodging and ground transportation.

          (c) Hangar and tie down costs away from the AIRCRAFT's base of operation.

          (d)  Insurance obtained for the specific flight.

          (e)  Landing fees, airport taxes, and similar assessments.

          (f) Customs, foreign permit, and similar fees directly related to the flight.

          (g)  In-flight food and beverages.

          (h)  Passenger ground transportation.

          (i)  Flight planning and weather contract services.

          (j) An additional charge equal to 100% of the expenses listed in subparagraph (a) of this paragraph.

         3. In addition to the flight expenses described above in paragraph 2, LESSEE shall be fully responsible for the payment of all IRC 4261 excise taxes.

         4. LESSOR will pay all expenses related to the operation of the AIRCRAFT when incurred, and will provide an invoice and bill LESSEE for the expenses enumerated in paragraph 2 and the excise taxes referred to in paragraph 3 above on the last day of the month in which any flight or flights for the account of LESSEE occur LESSEE shall pay LESSOR for said expenses within 30 days of receipt of the invoice and bill thereof.

         5. LESSEE will provide LESSOR with requests for flight time and proposed flight schedule as far in advance of any given flight as possible. Requests for flight time shall be in a form, whether oral or written, mutually convenient to, and agreed upon by the parties. In addition to proposed schedules and flight times LESSEE shall provide at least the following information for each proposed flight at some time prior to scheduled departure as required by the LESSOR's flight crew:

          a)   proposed departure point;

          b)   destination;

          c)   date and time of flight;

          d)   the names of anticipated passengers;

          e)   the nature and extent of luggage and/or cargo to be carried;

          f)   the date and time of return flight, if any; and

          g) any other information concerning the proposed flight that may be pertinent or required by LESSOR or LESSOR's flight crew.

         6. LESSOR shall have final authority over the scheduling of the AIRCRAFT, provided however, that LESSOR will use its best efforts to accommodate LESSEE's needs to avoid conflicts in scheduling.

         7. LESSOR shall be solely responsible for securing maintenance, preventative maintenance and required or otherwise necessary inspections on the AIRCRAFT, and shall take such requirements into account in scheduling the AIRCRAFT. No period of maintenance, preventive maintenance or inspection shall be delayed or postponed for the purpose of scheduling the AIRCRAFT, unless said maintenance or inspection can be safely conducted at a later time in compliance with all applicable laws and regulations, and within the sound discretion of the Pilot in Command. The Chief Pilot and Pilot in Command shall have final and complete authority to cancel any flight for any reason or condition which in his judgment would comprise the safety of the flight.

          8. LESSOR shall employ, pay for and provide for LESSEE a qualified flight crew for each flight undertaken under this Agreement.

          9. In accordance with applicable Federal Aviation Regulations, the qualified flight crew provided by LESSOR will exercise all of its duties and responsibilities in regard to the safety of each flight conducted hereunder. LESSEE specifically agrees that the flight crew, in its sole discretion, may terminate any flight, refuse to commence any flight, or take other action which in the considered judgment of the Pilot in Command is necessitated by considerations of safety. No such action of the Pilot in Command shall create or support any liability for loss, injury, damage or delay to LESSEE or any other person. The parties further agree that LESSOR shall not be liable for delay or failure to furnish the AIRCRAFT and crew pursuant to this Agreement when such failure is caused by government regulation or authority, mechanical difficulty, war, civil commotion, strikes or labor disputes, weather conditions, or acts of God.

          10. LESSEE shall carry its own comprehensive general liability insurance at its expense, and shall cause LESSOR to be named as an additional insured on all such policies. LESSEE shall be fully responsible for any damage to the AIRCRAFT caused by LESSEE's passengers or cargo. LESSEE agrees that it shall indemnify and hold LESSOR harmless from and against any and all claims, liabilities, damages, costs or expenses (including reasonable attorney's fees) arising or resulting in any manner from the acts or omissions of LESSEE, its officers, employees, agents and passengers on the AIRCRAFT, in connection with this Agreement.

          11. LESSEE warrants that:

                  (a) It will use the AIRCRAFT for and on account of its own business only, and will not use the AIRCRAFT for the purposes of providing transportation of passengers or cargo in air commerce for compensation or hire. The AIRCRAFT shall carry for LESSEE only such passengers and cargo as may be legally carried under FAR Part 91. The number of passengers carried for LESSEE shall not exceed the number of seats legally available on the AIRCRAFT, and the AIRCRAFT shall not be loaded beyond its certified capacity.

                  (b) It shall refrain from incurring any mechanics or other liens in connection with inspection, preventative maintenance, maintenance or storage of the AIRCRAFT, whether permissible or impermissible under this Agreement, nor shall there be any attempt by any party hereto to convey, mortgage, assign, lease or any way alienate the AIRCRAFT or create any kind of lien or security interest involving the AIRCRAFT or do anything to take any action that might mature into such lien.

                  (c) During the term of this Agreement, it will abide by and conform to all such laws, governmental and airport orders, rules and regulations, as shall from time to time be in effect relating in any way to the operation and use of the AIRCRAFT by a TIME SHARING Lessee. LESSEE will not allow carriage of any contraband or illegal controlled substance.

                  (d) Smoking shall be prohibited in the Aircraft; the Pilot in command shall have authority to enforce this requirement.

          12. For the purposes of this Agreement, the permanent base of operation of the AIRCRAFT shall be Baltimore Washington International Airport. Lessor shall have the right to change the permanent base of operation at its sole discretion.

          13. Neither this Agreement nor any party's interest herein shall be assignable to any other party whatsoever. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, representatives and successors.

          14. CONTROL OF AIRCRAFT. It is expressly agreed and understood by the parties that, for all flights for Lessee under this Agreement, Lessor shall have possession, command, and control of the Aircraft, and shall maintain and exercise operational control over the Aircraft, all pilots, all servicing and loading of the Aircraft, and all Maintenance performed on the Aircraft.

          For the purpose of this Agreement, operational control shall include, without limitation, exclusive control over:

          (a)  all pilots;

          (b) determinations whether any particular flight may be safely operated;

          (c)  initiation and termination of flights

          (d)  directions to pilots to conduct flights;

          (e)  dispatch or release of flights;

          (f)  servicing the Aircraft; and

          (g)  airworthiness and performance of maintenance.

         15. The laws of the State of Maryland, without reference to its conflicts of laws, principles, shall govern the interpretation, validity, performance and enforcement of this Agreement.

         16. The term of this Agreement shall commence on the Distribution Date and shall remain in effect through the end of the first full Fiscal Year immediately following the Distribution Date. Unless terminated pursuant to the terms hereof, the Agreement shall automatically renew each Fiscal Year thereafter for the extended term of said Fiscal Year and shall not extend past the last day of the thirtieth (30th) month following the Distribution; provided, however, that Choice may terminate this Agreement or any services provided hereunder at any time for any reason or no reason by sending written notice to Manor upon sixty (60) days' prior notice to Manor. For purposes of this Agreement, "Distribution Date" means the date determined by the Board of Directors of Manor as the date on which the Distribution shall be effected and "Distribution" means the distribution to the holders of Manor Care Common Stock of all the outstanding shares of Choice Common Stock.

         17. The terms and provisions of this Agreement are intended to reflect commercially reasonable terms and conditions (including, but not limited to, pricing) that are at least as favorable and as competitive to Choice as the terms and conditions Manor would grant or require of third parties for substantially similar goods and services.

         IN WITNESS WHEREOF, the parties hereto have caused the signature of their authorized representatives to be affixed below on the day and year first above written. The persons signing below warrant their authority to sign.

         TRUTH IN LEASING STATEMENTS UNDER SECTION 91.23 (FORMERLY 91.54) OF THE FEDERAL AVIATION REGULATIONS.

         (a) MANOR CARE, INC. (LESSOR), HEREBY CERTIFIES THAT THE AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED WITHIN THE 12 MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT IN ACCORDANCE WITH THE PROVISIONS OF FAR PART 91 AND ALL APPLICABLE REQUIREMENTS FOR THE MAINTENANCE AND INSPECTION THEREUNDER HAVE BEEN MET.

         (b) MANOR CARE, INC., (LESSOR), AGREES, CERTIFIES AND KNOWINGLY ACKNOWLEDGES THAT WHEN THE AIRCRAFT IS OPERATED UNDER THIS AGREEMENT, LESSOR SHALL BE KNOWN AS, CONSIDERED, AND SHALL IN FACT BE THE OPERATOR OF THE AIRCRAFT AND IS CONSIDERED RESPONSIBLE FOR THE OPERATIONAL CONTROL OF THE AIRCRAFT AND FURTHER CERTIFIES THAT LESSOR WILL OPERATE THE AIRCRAFT IN COMPLIANCE WITH ALL APPLICABLE FEDERAL AVIATION REGULATIONS.

         (c) THE PARTIES UNDERSTAND THAT AN EXPLANATION OF FACTORS AND PERTINENT FEDERAL AVIATION REGULATIONS BEARING ON OPERATIONAL CONTROL CAN BE OBTAINED FROM THE GLEN BURNIE/BWI FAA FLIGHT STANDARDS DISTRICT OFFICE OR FROM ANY OTHER FAA FLIGHT STANDARD DISTRICT OFFICE, GADO OR ACDO. LESSEE AND LESSOR ACKNOWLEDGE THAT A TRUE COPY OF THIS EXECUTED AGREEMENT MUST BE SENT TO: FLIGHT STANDARDS TECHNICAL DIVISION, P.O. BOX 25724, OKLAHOMA CITY, OKLAHOMA 73125, WITHIN 24 HOURS OF ITS EXECUTION, AS PROVIDED BY FAR 91.23(c)(1).

WITNESS:                                    LESSOR:
                                            MANOR CARE, INC.
__________________________                  BY: /s/ James H. Rempe
                                                    James H. Rempe
                                            TITLE:Senior Vice President &
                                                  Secretary

WITNESS:                                    LESSEE:
                                            CHOICE HOTELS HOLDINGS, INC.
__________________________                  BY: /s/ James A. MacCutcheon
                                                    James A. MacCutcheon
                                            TITLE:  Executive Vice President,
                                                    Chief Financial Officer
                                                    & Treasurer



A copy of this Agreement must be carried in the AIRCRAFT while being operated hereunder.